EXHIBIT 10.98

WAIVER AND STANDBY PURCHASE AGREEMENT

This WAIVER AND STANDBY PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 21, 2006, by and among Hallmark Cards, Incorporated, a Missouri corporation (“Hallmark”), HC Crown Corp., a Delaware corporation (“HCC”), Hallmark Entertainment Holdings, Inc., a Delaware corporation (“HEHI” and together with Hallmark and HCC the “Hallmark Lenders”) and Crown Media Holdings, Inc., a Delaware corporation (“Crown Holdings”), Crown Media United States, LLC, a Delaware limited liability company (“CMUS”), and the subsidiaries of Crown Holdings listed as Guarantors on the Credit Facility (the “Guarantors,” and, together with Crown Holdings and CMUS, the “Borrowers”).

WHEREAS, the Borrowers are indebted to the Hallmark Lenders pursuant to the obligations listed on Exhibit A hereto in favor of one or more of the Hallmark Lenders (collectively, the “Subject Obligations”);

WHEREAS, the Hallmark Lenders are willing to defer certain payments due under the Subject Obligations and to agree to purchase from the Bank Lenders (as defined below) certain obligations of the Borrowers, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrowers are willing to modify the Subject Obligations on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration for the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Definitions and Rules of Construction.

(a)                                  Definitions. As used herein:

“Agreement” has the meaning set forth in the introductory paragraph.

“Bank Lenders” means the lenders from time to time under the Credit Facility

“Borrowers” has the meaning set forth in the introductory paragraph.

“Business Day” shall mean any day other than a Saturday or Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law or executive order to remain closed.

“CMUS” has the meaning set forth in the introductory paragraph.

“Credit Facility” means the Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001 as amended by Amendments 1 through 9 thereto, dated as of December 14, 2001, December 31, 2001, March 29, 2002, May 14, 2002, February 5, 2003,

August 4, 2003, October 28, 2004, March 1, 2005 and March 21, 2006, among Crown Media Holdings, Inc., the guarantors named therein, the Hallmark Lenders referred to therein and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent.

“Crown Holdings” has the meaning set forth in the introductory paragraph.

“Excess Cash Flow” has the meaning set forth in Section 6(d)(ii).

“Guarantors” has the meaning set forth in the introductory paragraph.

“Hallmark” has the meaning set forth in the introductory paragraph.

“Hallmark Lenders” has the meaning set forth in the introductory paragraph.

“HCC” has the meaning set forth in the introductory paragraph.

“HEHI” has the meaning set forth in the introductory paragraph.

“Indebtedness” includes all items that in accordance with generally acceptable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which debt is to be determined, or to which reference should be made by footnotes thereto, but (a) also includes reimbursement obligations, guaranties, endorsements (other than endorsements for collection or deposit in the ordinary course of business), and other contingent obligations in respect of, or to purchase or otherwise acquire or advance funds on account of or otherwise service, obligations of others; and (b) excludes any amounts payable to employees or directors of the Borrowers in regard to restricted stock units.

“Library Transaction Payable” has the meaning set forth in Exhibit A.

“Loan Documents” include this Agreement, the Notes, from and after the date as of which Hallmark is deemed to have purchased a participation in the “Obligations” under the Credit Facility or purchases the Indebtedness under the Credit Facility pursuant to Section 3, the Credit Facility, and any and all other writings which now or hereafter evidence or secure any portion of the Subject Obligations, and any amendments, modifications or substitutions of or for the foregoing.

“Notes” means the 2001 Note, the 10.25% Note, the 2005 Note and the 2006 Note.

“Participated Obligation” has the meaning set forth in Exhibit A.

“Released Matters” has the meaning set forth in Section 8.

“Released Parties” has the meaning set forth in Section 8.

“Security Interest” includes any lien, charge, mortgage, pledge, assignment, or other encumbrance, retained title, or security interest, whether created or arising voluntarily, involuntarily or by operation of law.

“Standby Purchaser” has the meaning set forth in Section 3.

“Subject Obligations” has the meaning set forth in the recitals hereto.

“10.25% Note” has the meaning set forth in Exhibit A.

“2001 Note” has the meaning set forth in Exhibit A.

“2005 Note” has the meaning set forth in Exhibit A.

“2006 Note” has the meaning set forth in Section 7(b).

“Waiver Period” has the meaning set forth in Section 2(a).

“Waiver Termination Date” has the meaning set forth in Section 2(c)

(b)                                  Agreement Controlling. In the event of any inconsistency between the terms of this Agreement and the Subject Obligations or any other Loan Documents, this Agreement shall govern. Each Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

(c)                                  Miscellaneous. The headings herein are for convenience only and shall not be deemed to be part of this Agreement.

2.                                      Agreement to Waive.

(a)                                  Waiver. Subject to Paragraph (b) of this Section 2:

(i)                                     Except as set forth in clause (b)(i) below and Section 6, all payments due from Borrower with respect to the Subject Obligations during the period (the “Waiver Period”) commencing on the date hereof and ending on the Waiver Termination Date, shall be deferred to the Waiver Termination Date, whereupon such amounts shall become immediately due and payable;

(ii)                                  During the Waiver Period, the Hallmark Lenders shall not:

(1)                                  accelerate the maturity of the Subject Obligations or initiate proceedings for the collection of the Subject Obligations or foreclose with respect to the collateral security therefor; and

(2)                                  file, or join in the filing of, any involuntary petition in bankruptcy with respect to the Borrowers, or any of them, or otherwise initiate or participate in similar insolvency reorganization, or moratorium proceedings for the benefit of creditors of the Borrowers or any of them.

(b)                                  Permitted Actions. Notwithstanding paragraph (a) of this Section 2, during the Waiver Period:

(i)                                               the Borrowers shall pay, and Hallmark shall be entitled to collect, accrued interest in respect of the Participated Obligation in accordance with the terms thereof (to the extent not prohibited by the Credit Facility), which from and after the maturity of the Participated Obligation through the Waiver Termination Date shall accrue at the non-default rate;

(ii)                                            interest on the Subject Obligations shall continue to accrue in accordance with the terms and conditions of the Subject Obligations (as the same are modified, amended and restated in accordance with this Agreement); provided that with respect to the 2005 Note, interest shall continue to accrue from and after the Maturity Date (as defined therein) at the rate set forth therein;

(iii)                                         the Hallmark Lenders may take such action as not prohibited by the terms of the Subject Obligations to further protect or perfect any lien on collateral securing the Subject Obligations; and

(iv)                                        nothing in this Agreement shall limit any right any of the Hallmark Lenders may have to offset against the Subject Obligations, amounts that it owes any Borrower pursuant to the Tax Sharing Agreement or pursuant to that certain letter dated October 7, 2005 in which Hallmark agreed to participate in the NICC settlement, or as otherwise agreed by Crown Holdings.

(c)                                  Waiver Termination Date. This Waiver shall terminate automatically on May 31, 2007, unless terminated earlier as set forth herein and such date of actual termination shall be the “Waiver Termination Date”. Hallmark Lenders shall have the right to terminate this Waiver upon written notice upon the occurrence of any of the following in clauses (i) through (iv). The Waiver shall automatically terminate upon the occurrence of either of (v) or (vi):

(i)                                               Any Borrower shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable (and after the expiration of any cure periods), (other than Indebtedness under the Subject Obligations, including the Credit Facility) with an aggregate principal amount in excess of $5 million, or any other event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity provided, however, that the Waiver will not terminate if the Borrower reduces the principal amount of such aggregate Indebtedness to $5 million or less within five Business Days of the Lender’s written notice of termination;

(ii)                                            CMUS shall default in the payment of licensing fees pursuant to that certain Second Amended and Restated Program License Agreement dated as of January 1, 2005 with RHI Entertainment, LLC (as it may be amended from time to time);

(iii)                                         the representation and warranty of any Borrower contained herein shall have been false or misleading in any material respect;

(iv)                                        any Borrower shall fail to make the payments required by Section 2(b)(i) hereof or to perform any of its covenants or obligations contained herein within five (5) Business Days after notice thereof by the Hallmark Lenders;

(v)                                           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of any Borrower or any subsidiary of any Borrower, or of a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any subsidiary of any Borrower or for a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower or (3) the winding-up or liquidation of any Borrower or any subsidiary of any Borrower; and

(vi)                                        any Borrower or any subsidiary of any Borrower shall (1) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c)(vi) above, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any subsidiary of any Borrower or for a substantial part of the property or assets of any Borrower or any subsidiary of any Borrower, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) take any action for the purpose of effecting any of the foregoing.

3.                                      Standby Purchase Obligation. If the Bank Lenders accelerate any of the Indebtedness of Crown Holdings under the Credit Facility, or seek to collect any Indebtedness under, or exercise any remedies pursuant to the Credit Facility, then Crown Holdings may elect to provide prompt written notice of such action to Hallmark exercising its rights under this Section 3. Within three (3) Business Days’ of receipt of a notice pursuant to the preceding sentence, Hallmark or its designated subsidiary (the “Standby Purchaser”) shall exercise its option to purchase all of the outstanding Indebtedness under the Credit Facility, together with all other interests of the Bank Lenders thereunder pursuant to that certain Amendment No. 9 to the Credit Facility, dated as of March 21, 2006, among the Borrowers, Hallmark and the Bank Lenders. Any Indebtedness so acquired shall be deemed to be Participated Obligations for purposes of this Agreement. All expenses and fees in connection with this purchase by the Standby Purchaser shall be added to the principal amount of the Participated Obligations.

4.                                      Representations and Warranties. Each Borrower hereby jointly and severally represents and warrants to each Hallmark Lender as follows:

(a)                                  Power; Authorization. Such Borrower has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and to perform its respective obligations hereunder. Such Borrower has duly executed and delivered this Agreement.

(b)                                  Enforceability. This Agreement is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(c)                                  No Violation. The execution, delivery and performance of this Agreement by the Borrowers does not and will not:  (i) violate any law, rule, regulation or court order to which any such Borrower is subject; (ii) conflict with or result in a breach of any such Borrower’s certificate of incorporation and bylaws if such Borrower is a corporation or other comparable organizational document if such Borrower is not a corporation; (iii) conflict with, result in a material breach or default of, or otherwise accelerate the performance required under any material agreement or instrument to which any such Borrower is party or by which it or its properties are bound; or (iv) result in the creation or imposition of any security interest or lien on any material property of any such Borrower, whether now owned or hereafter acquired~~.~~

(d)                                  Obligations Absolute. The obligation of the Borrowers to repay the Subject Obligations (as modified or amended and restated hereby), together with all interest accrued thereon, and other charges, and otherwise to pay and perform the Subject Obligations (as modified or amended and restated hereby) is absolute and unconditional, and there exists no right of set-off or recoupment, counterclaim or defense of any nature whatsoever to payment and performance of the Subject Obligations (as modified or amended and restated hereby).

(e)                                  Acknowledgement of Indebtedness.

(i)                                               Each of Crown Holdings and CMUS acknowledges that it is validly indebted to HCC pursuant to the 2001 Note, and that the outstanding principal amount of the 2001 Note is $81,067,290.49, as calculated on January 1, 2005, and the accrued but unpaid interest for the period January 1, 2005 through February 28, 2006 is $6,200,297.91.

(ii)                                            Crown Holdings acknowledges that it is validly indebted to HCC pursuant to the 10.25% Note, and that the accreted value of the 10.25% Note, as calculated on January 31, 2006, is $513,558,634.00 and the accrued but unpaid interest for the period February 1, 2006 through February 28, 2006 is $4,386,646.67.

(iii)                                         Crown Holdings acknowledges that as of March 1, 2006 it is validly indebted to HEHI pursuant to the Library Transaction Payable, and that the outstanding amount of the Library Transaction Payable is $70,414,087.87.

(iv)                                        CMUS acknowledges that as of March 1, 2006 it is validly indebted to HEHI pursuant to the 2005 Note, and that the outstanding principal amount of the 2005 Note is $132,785,424.00 and the accrued but unpaid interest is $4,043,284.00.

5.                                      Addition of Accrued Interest to Principal Amount. The accrued but unpaid interest with respect to the 2001 Note set forth in Section 4(e) above is hereby added to the principal amount of the 2001 Note and the interest will be added to the principal amount annually hereafter. The accrued but unpaid interest with respect to the 2005 Note set forth in Section 4(e) above is hereby added to the principal amount of the 2005 Note and the interest will be added to the principal amount annually hereafter. The accrued but unpaid interest with respect to the 2006 Note will be added to the principal amount annually hereafter.

6.                                      Covenants of Borrowers.

(a)                                  Compliance with Loan Documents. The Borrowers shall comply with the covenants and obligations of the Borrowers under the Loan Documents.

(b)                                  Further Assurance. The Borrowers shall execute such other and further documents and instruments as each Hallmark Lender may request to implement the provisions of this Agreement.

(c)                                  Refinancing:  Borrower shall use its commercially reasonable efforts to refinance the Subject Obligations as soon as reasonably practicable after the date hereof.

(d)                                  Prepayment of Subject Obligations from Excess Cash Flow.

(i)                                               Within one business days of the receipt of (or in the case of clause (d)(ii)(4) below the determination of the existence of) any Excess Cash Flow, Borrow shall, in an amount equal to the Excess Cash Flow, either (x) pay amounts due under the Credit Facility, or (y) repay the Subject Obligations. Such repayment of the Subject Obligations shall be applied in the following order:

(1)                                  pro rata to accrued but unpaid interest on the 2001 Note, the 2005 Note, and the 2006 Note, then

(2)                                  to the principal amount of the 2001 Note, then

(3)                                  to the principal amount of the 2005 Note, then

(4)                                  to the principal amount of the 2006 Note, then

(5)                                  to the Accreted Value of the 10.25% Note, and finally

(6)                                  to the Participated Obligations.

(ii)                                            “Excess Cash Flow” shall mean (without duplication):

(1)                                  the net cash proceeds from the issuance of any equity, securities or debt instruments by any of the Borrowers;

(2)                                  the net cash proceeds from the sale, transfer or lease by the Borrowers of any of their assets outside of the ordinary course of business; and

(3)                                  if positive, the consolidated net cash flow from operations of Crown Holdings for any calendar quarter within the Waiver Period as set forth in any earnings press release filed on Form 8-K, on any quarterly report on Form 10-Q or annual report on Form 10-K, less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, Indebtedness payments, and capital improvements and replacements, as determined the Board of Directors.

7.                                      Conditions Precedent to Effectiveness of Agreement. This Agreement shall not be effective as against any Hallmark Lender unless and until each of the following conditions shall have been satisfied in the Hallmark Lenders’ sole discretion or waived by the Hallmark Lender for whose sole benefit such conditions exist:

(a)                                  Authorization. The Hallmark Lenders shall have received a certified copy of all action taken by the Borrowers to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents (including the consent of a majority of the members of Crown Holding’s Board of Directors that have not been nominated by Hallmark or any of its subsidiaries (other than the Borrower and their subsidiaries)), and such other authorization documents as the Hallmark Lenders shall reasonably require.

(b)                                  Execution and Delivery of the 2006 Note. The Library Transaction Payable shall be evidenced by a promissory note substantially in the form of the 2005 Note (the “2006 Note”).

8.                                      Release of Claims and Waiver. Each Borrower hereby releases, remits, acquits and forever discharges each Hallmark Lender and each Hallmark Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, which were omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and which also in any way directly or indirectly arise out of or were in any way connected to the Released Parties’ capacity as the beneficiary of an obligation of one or more of the Borrowers under this Agreement, the Subject Obligations and/or any other Loan Document heretofore executed, including claims relating to ‘lender liability’ (all of the foregoing hereinafter called the “Released Matters”). The Borrowers acknowledge that the Hallmark Lenders’ agreement to waive contained in Section 2 of this Agreement and Hallmark’s agreement to purchase the outstanding Indebtedness and the Bank Lenders’ other interests under the Credit Facility contained in Section 3 of this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Borrower represents and warrants to each Hallmark Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

9.                                      Miscellaneous.

(a)                                  No Waiver By Hallmark Lenders. Notwithstanding any course of dealing between the parties, neither failure nor delay on the part of any Hallmark Lender to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No notice to or demand upon the Borrowers shall be deemed to be a waiver of the obligation of the Borrowers or of the right of any Hallmark Lender to take further action without notice or demand. The agreement to forebear by the Hallmark Lenders contained in this Agreement shall in no way obligate (or create a course of dealing obligating) any Hallmark Lender to similarly waive after the Waiver Termination Date.

(b)                                  Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

(c)                                  Integration. This Agreement, together with the Loan Documents heretofore executed, constitute the entire agreement and understanding among the parties relating to the subject matter hereof, and supersede all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, the Borrowers acknowledges they are relying on no statement, representation, warranty, covenant or agreement of any kind made by any Hallmark Lender or any employee or agent of the Hallmark Lenders, except for the agreements of the Hallmark Lenders set forth herein.

(d)                                  Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)                                  Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such State.

(f)                                    Counterparts; Faxed Signatures. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

(g)                                 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective (i) upon receipt if delivered personally, (ii) upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) during normal business hours of a business day, otherwise on the next business day, and (iii) on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier, charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

If to the Borrowers:

Crown Media Holdings, Inc.

12700 Ventura Blvd

Studio City, CA  91302

Attn:                    Charles Stanford, Esq.

Fax:                           818-755-2469

If to the Hallmark Lenders or the Standby Purchaser:

c/o Hallmark Cards Incorporated

2501 McGee Trafficway

PO Box 419126, Mail Drop No. 339

Kansas City, MO 64141

Attn:  General Counsel

Fax:  816-274-7171

(h)                                 Survival. All representations, warranties, covenants, agreements, undertakings, waivers and releases of the Borrowers contained herein shall survive the termination of the Waiver Period and payment in full of the obligations of the Borrowers under the Subject Obligations.

(i)                                    Amendment. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

10.                               VENUE; JURISDICTION; JURY TRIAL WAIVER. THE HALLMARK LENDERS AND BORROWER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY: (A) CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK; (B) AGREE THAT VENUE SHALL BE PROPER IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK; AND (C) WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT(S).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

BORROWERS:

CROWN MEDIA HOLDINGS, INC.

By:	/s/ William J. Aliber
Name: William J. Aliber
Title: EVP/CFO

CROWN MEDIA UNITED STATES, LLC

By:	/s/ Charles Stanford
Name: Charles Stanford
Title: VP

GUARANTORS:

CM INTERMEDIARY, LLC
CITI TEEVEE, LLC
DOONE CITY PICTURES, LLC
WAYZGOOSE CONCERT SERVICES, B.V.
CROWN MEDIA DISTRIBUTION, LLC

By:	/s/ Charles Stanford
Name: Charles Stanford
Title: VP

HALLMARK LENDERS:

HALLMARK CARDS, INCORPORATED

By:	/s/ Brian Gardner
Name: Brian Gardner
Title: Executive Vice President

HC CROWN CORP.

By:	/s/ Brian Gardner
Name: Brian Gardner
Title: Vice President

HALLMARK ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Brian Gardner
Name: Brian Gardner
Title: Vice President

EXHIBIT A

SUBJECT OBLIGATIONS

1.                                       The Promissory Note, dated as of December 14, 2001, of Crown Holdings, and guaranteed by CMUS, in the original principal amount of $75 million payable to HCC (the “2001 Note”)

2.                                       The 10.25% Senior Unsecured Discount Note, issue date August 5, 2003, of Crown Holdings, in the initial accreted value of $400 million, payable to HCC (the “10.25% Note”).

3.                                       The $70 million account payable of Crown Holdings to HEHI arising out of the sale by HEHI to such obligor of a “film library” (the “Library Transaction Payable”), which shall be converted to the 2006 Note.

4.                                       The Promissory Note, dated as of October 1, 2005, of CMUS, in the original principal amount of $132,785,424, originally payable to Hallmark Entertainment Distribution, LLC (which has been assigned to HEHI) (the “2005 Note”).

5.                                       All Obligations (as such term is defined in the Credit Facility) of the Borrowers to Hallmark under the Credit Facility, by virtue of Hallmark’s deemed purchase of a participation in the Obligations pursuant to Section 14.1 of Amendment No. 8 to the Credit Facility or pursuant to Section 13.3 (l) of Amendment No. 9 to the Credit Facility (the “Participated Obligation”).